Exhibit 99.1

FOR IMMEDIATE RELEASE August 12, 2010
COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Second Quarter 2010 Results

CARLSBAD, Calif., August 12/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the second quarter ended June 30, 2010.

“While our financial results for the second quarter of 2010 remain relatively stable overall, our termination rates and churn percentages continue to reach unacceptable levels, offsetting gains from customers acquired during the period and therefore suppressing revenue growth.  Having now completed our initial strategic review of the business, we are now fully engaged in executing on key initiatives that we believe will lead to increased customer retention and acquisition which will provide long-term revenue growth from the core business.  These initiatives focus maximum impact on our most important objectives to move the business forward: the user experience and the value potential that can be unlocked for our venues,” said NTN Buzztime’s CEO Michael Bush.

Results for the Second Quarter Ended June 30, 2010

Revenues for the second quarter of 2010 were $6.2 million, compared to revenues of $6.3 million for the same period of 2009.  The 1.5% decrease in revenue was primarily due to a decrease in advertising revenue.

The Company ended the second quarter of 2010 with 4,009 subscribing venues, compared to 3,871 at June 30, 2009, an increase of 3.6%.  During the second quarter of 2010, installations were down approximately 7.1% while terminations were up 63.1% compared with the second quarter of 2009.  Customer churn was 7.6% for the quarter up from 4.9% in the prior year period.

Total Site Counts and Churn Percentages	Q2 2010	Q2 2009	Increase (Decrease)
Site Count - Beginning of Quarter	4,041	3,764	277
Q2 Installations	273	294	(21)
Q2 Terminations	(305)	(187)	118
Site Count - End of Quarter	4,009	3,871	138
Churn Percentage	7.6%	4.9%	2.7

Gross margin as a percentage of revenue remained relatively unchanged at 75.3% in the second quarter of 2010, compared to 75.8% in the second quarter of 2009.

Selling, general and administrative expenses were $4.90 million for the second quarter of 2010 compared to $4.86 million for the three months ended June 30, 2009.  Selling, general and administrative expenses increased primarily due to increased personnel and related expenses of $376,000, increased bad debt expense of $63,000 and an increase in the loss on the disposal of capitalized software of $149,000.  These increases were offset by reductions in consulting expense of $111,000, decreased legal expense of $107,000, a decrease in other tax expense of $119,000, decreased facilities expense of $94,000 and a decrease in travel expenses of $75,000.

Depreciation and amortization expense (excluding depreciation and amortization included in direct operating costs) decreased $40,000, to $173,000 for the three months ended June 30, 2010 from $213,000 in 2009 primarily due to the full amortization of acquired intangible assets in the prior year period.

Net loss for the second quarter of 2010 was $0.5 million, or $0.01 per share, compared to a net loss of $0.3 million or $0.00 per share in the same period a year ago.

Conference Call

Management will review these results in a conference call today, August 12, 2010, at 4:30 p.m. ET.

To access the conference call, please dial (877) 621-0253, if calling from the United States or Canada.  If calling internationally, dial (706) 634-1413.  Use passcode 91372312.

A replay of the call will be available until August 19, 2010, which can be accessed by dialing (800) 642-1687, if calling from the United States or Canada, or (706) 645-9291, if calling internationally. Please use passcode 91372312 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

Additionally, the Company has filed a presentation providing an updated overview of the company and a financial update on its corporate website at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is one of the most popular interactive bar and restaurant entertainment networks. Trusted for over 25 years by restaurant, bar and pub owners, Buzztime develops trivia, card and sports games and broadcasts them on the Buzztime Network to 4,000 locations throughout North America.  More than 1,000,000 registered players use a blue Playmaker or their Apple iPhone® to compete in more than 4,500,000 games each month.  Players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition or unwind from a hectic day.   Buzztime ups the fun factor – turning visitors into regulars and attracting new players every day of the week.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to estimates of financial performance and cash flows, new business initiatives and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include risks associated with recent management changes, the Company's ability to grow its out-of-home Buzztime iTV network and implement other business strategies such as the planned launch of mobile and wireless games, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value amount)

	June 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$3,268	$3,637
Accounts receivable, net	547	606
Investment available-for-sale	198	180
Prepaid expenses and other current assets	613	634
Total current assets	4,626	5,057
Broadcast equipment and fixed assets, net	3,901	3,809
Software development costs, net	1,086	1,374
Deferred costs	927	1,080
Goodwill	1,203	1,202
Intangible assets, net	1,221	1,585
Other assets	181	190
Total assets	$13,145	$14,297

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$2,032	$2,285
Sales tax payable	928	855
Obligations under capital leases—current portion	440	300
Deferred revenue	429	523
Other current liabilities	126	294
Total current liabilities	3,955	4,257
Sales taxes payable, excluding current portion	19	128
Obligations under capital leases, excluding current portion	153	173
Deferred revenue, excluding current portion	93	82
Other liabilities	133	239
Total liabilities	4,353	4,879
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1
Common stock, $.005 par value, 84,000 shares authorized; 60,700 and 60,359 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	303	302
Treasury stock, at cost, 503 shares at June 30, 2010 and December 31, 2009	(456)	(456)
Additional paid-in capital	115,959	115,740
Accumulated deficit	(107,722)	(106,868)
Accumulated other comprehensive income	707	699
Total shareholders’ equity	8,792	9,418
Total liabilities and shareholders’ equity	$13,145	$14,297

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$6,191	$6,285	$12,462	$12,481

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,527	1,524	3,067	3,026
Selling, general and administrative	4,898	4,859	9,816	9,691
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	173	213	345	340
Total operating expenses	6,598	6,596	13,228	13,057

Operating loss	(407)	(311)	(766)	(576)
Other (expense) income, net	(63)	11	(57)	52

Loss before income taxes	(470)	(300)	(823)	(524)
Benefit (provision) for income taxes	13	18	(23)	(13)
Net loss	$(457)	$(282)	$(846)	$(537)

Net loss per common share – basic and diluted	$(0.01)	$(0.00)	$(0.01)	$(0.01)

Weighted average shares outstanding - basic and diluted	60,188	57,762	60,045	56,500

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Six months ended June 30,
	2010	2009
Cash flows provided by (used in) operating activities:
Net loss	$(846)	$(537)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,599	1,343
Provision for doubtful accounts	158	31
Gain on contract termination	(11)	—
Stock-based compensation	156	85
Loss from disposition of equipment and capitalized software	173	40
Changes in assets and liabilities:
Accounts receivable	(99)	(163)
Prepaid expenses and other assets	27	(231)
Accounts payable and accrued expenses	(364)	218
Income taxes payable	5	(44)
Deferred costs	153	88
Deferred revenue	(83)	(26)
Net cash provided by operating activities	868	804
Cash flows used in investing activities:
Capital expenditures	(535)	(701)
Software development expenditures	(520)	(391)
Deposits on capital expenditures	—	(137)
Trademark license	(35)	—
Net cash used in investing activities	(1,090)	(1,229)
Cash flows provided by (used in) financing activities:
Principal payments on capital leases	(190)	(41)
Proceeds from exercise of stock options	56	28
Proceeds from sale of common stock	—	750
Net cash (used in) provided by financing activities	(134)	737

Net (decrease) increase in cash and cash equivalents	(356)	312

Effect of exchange rate on cash	(13)	171

Cash and cash equivalents at beginning of period	3,637	3,362

Cash and cash equivalents at end of period	$3,268	$3,845